Exhibit 99.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended	Year Ended
	Mar. 31, 2004	Dec. 31, 2003
	Unaudited
	Actual	Actual
	(dollars in millions)
Net cash provided by (used in) operating activities	$46.8	$288.9
Shipments (thousands of net tons)	3,862	10,406
EBITDA	115.3	79.5
EBITDA per net ton shipped (1)	$29.85	$7.64

(1)	EBITDA represents net (loss) income before interest, provision for income taxes and depreciation and amortization expense. EBITDA is not a measure of performance under GAAP and has been presented because we believe that investors use EBITDA to analyze operating performance, which includes our ability to incur additional indebtedness and to service existing indebtedness. EBITDA should not be considered in isolation or as a substitute for net income, net cash from operating activities or cash flow statement data prepared in accordance with GAAP. In addition, comparison to other companies using similarly titled measures is not recommended due to differences in the definitions and methods of calculation used by various companies. The following table reconciles EBITDA to the most directly comparable GAAP measure of ability to service and incur indebtedness, which we believe to be cash provided by (used in) operating activities.

	Three Months Ended	Year Ended
	Mar. 31, 2004	Dec. 31, 2003
	Unaudited
	Actual	Actual
	(dollars in millions)
EBITDA	$115.3	$79.5

Plus (minus)
Interest and other financing expense, net	(10.4)	(50.9)
Taxes on income	(5.2)	23.9
Deferred income taxes	–	20.5
Other adjustment for items not affecting operating cash flow	1.9	16.2

Changes in working capital and other items(a)	(54.8)	199.7

Net cash provided by (used in) operating activities	$46.8	$288.9

(a)	Includes pension and retiree healthcare expense in excess of actual payments.